                                                                       EXHIBIT 2
================================================================================





                            Stock Purchase Agreement

                         dated as of December 13, 1996

                                     among

                        Physician Support Systems, Inc.,

                               PSS C-Care, Inc.,

                              George J. Weinroth,

                               Herman Mattleman,

                                James Greenberg,

                               Stanley Slipakoff,

                             Anthony J. Mackiewicz,

                                Anthony Diluca,

                               John C. Miller III

                                      and

                                 Dennis Gaspari





================================================================================

                               TABLE OF CONTENTS


                                  Introduction

                                   ARTICLE I



Purchase and Sale of The MARS Shares.........................................  1

SECTION 1.1 The MARS Shares..................................................  1
SECTION 1.2 Purchase Price...................................................  1
SECTION 1.3 Closing..........................................................  2


                                   ARTICLE II


Representations and Warranties...............................................  2

SECTION 2.1 Representations and Warranties of Sellers as a Group.............  2
     (a) Organization, Standing and Power....................................  2
     (b) Capitalization......................................................  2
     (c) Conflicts; Consents.................................................  3
     (d) Financial Information...............................................  3
     (e) Absence of Changes..................................................  4
     (f) Assets, Property and Related Matters; Real Property.................  5
     (g) Patents, Trademarks and Similar Rights..............................  6
     (h) Insurance...........................................................  6
     (i) Agreements, Etc.....................................................  6
     (j) Litigation, Etc... .................................................  7
     (k) Compliance, Governmental Authorizations.............................  7
     (l) Labor Relations; Employees..........................................  7
     (m) Accounts Receivable.................................................  9
     (n) Customers...........................................................  9
     (o) Accounts Payable....................................................  9
     (p) Related Party Transactions..........................................  9
     (q) Billing and Collection Practices....................................  9
     (r) Tax Matters......................................................... 10
     (s) Disclosure.......................................................... 11
     (t) Bank Accounts; Power of Attorney.................................... 11
     (u) Brokers............................................................. 11

SECTION 2.2 Representations and Warranties of Sellers Individually........... 11
     (a) Authority; Binding Agreements....................................... 11
     (b) Equity Interests.................................................... 11
     (c) Conflicts; Consents................................................. 12
     (d) Litigation.......................................................... 12

SECTION 2.3 Representations and Warranties by PSS and PSS Sub................ 12
     (a) Organization, Standing and Power.................................... 12
     (b) Authority; Binding Agreements....................................... 12
     (c) Conflicts; Consents................................................. 13
     (d) Capitalization...................................................... 13

     (e) SEC Documents; Financial Statements; No Undisclosed Liabilities..... 13
     (f) Absence of Certain Changes or Events................................ 14

                                  ARTICLE III

Additional Agreements........................................................ 14

SECTION 3.1 Expenses......................................................... 14
SECTION 3.2 Conduct of Business.............................................. 14
SECTION 3.3 Further Assurances............................................... 14
SECTION 3.4 No Shopping...................................................... 14
SECTION 3.5 Access and Information........................................... 15
SECTION 3.6 Confidentiality; Non-Competition................................. 15
SECTION 3.7 Releases; Prior Compensation..................................... 16
SECTION 3.8 Nasdaq........................................................... 17
SECTION 3.9 Public Announcements............................................. 17
SECTION 3.10 Tax Matters..................................................... 17
SECTION 3.11 Obligations of PSS Sub.......................................... 19

                                   ARTICLE IV

Conditions Precedent......................................................... 19

SECTION 4.1 Conditions to Obligations of PSS and PSS Sub..................... 19
     (a) Authorization....................................................... 19
     (b) Representations and Warranties...................................... 19
     (c) Consents, Amendments and Terminations............................... 19
     (d) Customers; Customer Contracts....................................... 19
     (e) Certificates........................................................ 19
     (f) Opinion of Counsel.................................................. 20
     (g) Financial Statements................................................ 20
     (h) Due Diligence....................................................... 20
     (i) Employment Agreements............................................... 20
     (j) Investment Letter................................................... 20
     (k) Corporate Directors and Officers.................................... 20
     (l) Share Certificates and Corporation Records.......................... 20
     (m) Letter Agreements................................................... 20
     (n) Other Documents..................................................... 20

SECTION 4.2 Conditions of Obligations of Sellers............................. 20
     (a) Authorization....................................................... 20
     (b) Representations and Warranties...................................... 21
     (c) Registration Rights Agreement....................................... 21
     (d) Employment Agreements............................................... 21
     (e) Certificate......................................................... 21
     (f) Opinion of Counsel.................................................. 21
     (g) MARS Purchase Price................................................. 21
     (h) Other Documents..................................................... 21

                                   ARTICLE V

Indemnity.................................................................... 21

SECTION 5.1 Indemnification.................................................. 21
SECTION 5.2 Limitations...................................................... 23
SECTION 5.3 No Election...................................................... 23

                                   ARTICLE VI

Miscellaneous................................................................ 23

SECTION 6.1 Entire Agreement................................................. 23
SECTION 6.2 Termination...................................................... 23
SECTION 6.3 Descriptive Headings; Certain Interpretations.................... 24
SECTION 6.4 Notices.......................................................... 24
SECTION 6.5 Counterparts..................................................... 25
SECTION 6.6 Survival......................................................... 25
SECTION 6.7 Benefits of Agreement............................................ 25
SECTION 6.8 Amendments and Waivers........................................... 25
SECTION 6.9 Assignment....................................................... 25
SECTION 6.10 Enforceability.................................................. 25
SECTION 6.11 Governing Law................................................... 25

                                    EXHIBITS

A    Form of Sellers' Certificate
B    Form of Opinion of Counsel of the MARS Companies and Sellers
C-1  Form of Weinroth Employment Agreement
C-2  Form of Mackiewicz Employment Agreement
C-3  Form of Slipakoff Employment Agreement
C-4  Form of Diluca Employment Agreement
D    Form of Investment Letter
E    Form of Letter Agreements
F    Form of Registration Rights Agreement
G    Form of Opinion of Counsel of PSS and PSS Sub

                Stock Purchase Agreement, dated as of December 13, 1996 (the "Agreement"), among Physician Support Systems, Inc., a Delaware corporation ("PSS"), PSS C-Care, Inc., a Delaware corporation and a wholly owned subsidiary of PSS ("PSS Sub"), George J. Weinroth, Herman Mattleman, James Greenberg, Stanley Slipakoff, Anthony J. Mackiewicz, Anthony Diluca, John C. Miller III and Dennis Gaspari (each, a "Seller" and, collectively, "Sellers").
                -------------------------------------------------

                                  Introduction
                                  ------------

          Immediately prior to the date of this Agreement, there were outstanding (i) 1,000 shares of common stock, no par value ("C-Care Common Stock"), of C-Care, Inc., a New Jersey corporation ("C-Care"), (ii) 1,000 shares of common stock, no par value ("HOPE Common Stock"), of H.O.P.E. Enterprises Group, Inc. ("HOPE") and (iii) 1,000 shares of common stock, no par value ("PMRS Common Stock"), of Professional Medical Recovery Service, Inc., a New Jersey corporation ("PMRS"), all of which shares are owned beneficially and of record by Sellers, representing all of the issued and outstanding capital stock of each of C-Care, HOPE and PMRS (each, a "MARS Company" and, collectively, the "MARS Companies").

          Upon the terms and subject to the conditions set forth in this Agreement, PSS Sub has agreed to acquire from Sellers, and Sellers have agreed to sell to PSS Sub, (i) 1,000 shares of C-Care Common Stock (the "C-Care Shares"), (ii) 1,000 shares of HOPE Common Stock (the "HOPE Shares") and (iii) 1,000 shares of PMRS Common Stock (the "PMRS Shares" and together with the C-Care Shares and the HOPE Shares, the "MARS Shares").

          The parties agree as follows:

                                   ARTICLE I

                      Purchase and Sale of the MARS Shares
                      ------------------------------------

          SECTION 1.1. The MARS Shares.  Upon the terms and subject to the
                       ---------------
conditions set forth in this Agreement, at the Closing (defined in Section 1.3), each Seller shall sell, convey, assign, transfer and deliver to PSS Sub, and PSS Sub shall purchase, acquire and accept from each Seller, all of the MARS Shares owned by such Seller (which MARS Shares are listed in Section 2.2(b) of the disclosure schedule delivered by Sellers to PSS and PSS Sub simultaneously with the execution of this Agreement (the "Disclosure Schedule"), free and clear of all security interests, liens, pledges, charges, escrows, options, rights of first refusal, mortgages, indentures, security agreements or other claims, encumbrances, agreements, arrangements or commitments of any kind or character, whether written or oral and whether or not relating in any way to credit or the borrowing of money (collectively, the "Claims").

          SECTION 1.2. Purchase Price.  (a)  The purchase price (the "C-Care
                       --------------
Purchase Price") for the C-Care Shares and the non-compete agreement set forth in Section 3.6 of this Agreement shall be (i) cash in the amount of $6,833,207, of which $6,733,207 is payable as consideration for the C-Care Shares and $100,000 is payable as consideration for such non-compete agreement and (ii) 169,229 shares of common stock, par value $.001 per share ("PSS Common Stock"), of PSS. The purchase price (the "HOPE Purchase Price") for the HOPE Shares shall be cash in the amount of $100. The purchase price (the "PMRS Purchase Price" and together with the C-Care Purchase Price and the HOPE Purchase Price, the "MARS Purchase Price") for the PMRS Shares shall be (i) cash in the amount of $283,266 and (ii) 6,210 shares of PSS Common Stock. PSS Sub shall pay at Closing the $7,116,573 cash portion of the MARS Purchase Price and transfer to the Sellers share certificates issued by PSS representing 175,439 shares of PSS Common Stock. All such payments in respect of the MARS Purchase Price shall be made to the Sellers at Closing in proportion to their ownership of C-Care Shares, HOPE Shares and PMRS Shares, respectively, as set forth in Section 2.2(b) of the Disclosure Schedule and, in the case of the cash portion of the payments, shall be made by certified or bank check or checks, or, at the option of Sellers, by wire transfer to an account or accounts of Sellers designated to PSS Sub. Sellers shall provide PSS Sub with notice of the exercise of such option and the designation of such account, such notice to be delivered not less than three business days before the Closing.

          (b) No certificates or scrip representing fractional shares of PSS Common Stock shall be issued in connection with the payment of the MARS Purchase Price. Notwithstanding any other provision of this Agreement, each Seller who would otherwise have been entitled to receive a fraction of a share of PSS Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of PSS Common Stock multiplied by $15.875.

          SECTION 1.3. Closing.  The closing (the "Closing") for the
                       -------
consummation of the transactions contemplated by this Agreement shall take place at the offices of Ballard Spahr Andrews & Ingersoll, 1735 Market Street, Philadelphia, Pennsylvania 19103, or such other place or places as Sellers and PSS shall agree, at 10:00 a.m. (Eastern standard time) on the later of (a) December 13, 1996 and (b) the date on which all conditions set forth in Article IV shall have been satisfied or waived, or such other date and time agreed to by Sellers and PSS (such date of the Closing being hereinafter called the "Closing Date").

                                   ARTICLE II

                         Representations and Warranties
                         ------------------------------

          SECTION 2.1. Representations and Warranties of Sellers as a Group.
                       ----------------------------------------------------
Sellers jointly and severally represent and warrant to PSS and PSS Sub as follows:

          (a) Organization, Standing and Power.  Each MARS Company (i) is a
              --------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each MARS Company is duly qualified to do business and is in good standing in each jurisdiction set forth in Section 2.1(a) of the Disclosure Schedule. Section 2.1(a) of the Disclosure Schedule also sets forth each other jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except where the failure, singly or in the aggregate, to be so qualified or in good standing could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, management, personnel, billings, revenues, earnings or business of the MARS Companies taken as a whole (a "MARS Adverse Effect"). Each MARS Company has delivered to PSS complete and correct copies of its certificate of incorporation and by-laws and all amendments thereto to the date hereof and has made available to PSS its minute books and stock records. Section 2.1(a) of the Disclosure Schedule contains a true and correct list of the directors and officers of each MARS Company as of the date of this Agreement and at all times since the last action of the board of directors and the shareholders of each MARS Company.

          (b) Capitalization.  The authorized capital stock of C-Care, HOPE and
              --------------
PMRS consists of 1,000 shares of C-Care Common Stock, 1,000 shares of HOPE Common Stock and 2,500 shares of PMRS Common Stock, respectively. At the time of execution of this Agreement, 1,000 shares of C-Care Common Stock, 1,000 shares of HOPE Common Stock and 1,000 shares of PMRS Common Stock were issued and outstanding. Sellers own of record and beneficially all of the outstanding capital stock of each MARS Company. Except as set forth above, at the time of execution of this Agreement, no shares of capital stock or other voting securities of any MARS Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of each MARS Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness or securities of any MARS Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of any MARS Company may vote. There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which any MARS Company is a party or by which any MARS Company is bound obligating any MARS Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of any MARS Company or obligating any MARS Company to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 2.1(b) of the Disclosure Schedule, there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating any MARS Company to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of any MARS Company or any securities of the type described in the two immediately preceding sentences. No MARS Company has any subsidiaries or owns or holds any equity or other security interests in any other entity. Except as set forth in Section 2.1(b) of the Disclosure Schedule, no MARS Company is subject to any liability for any claim that such MARS Company violated any applicable Federal or state securities laws in connection with the issuance of capital stock. For purposes of this Agreement, a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which ) is owned directly or indirectly by such first person; and a "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity (governmental or private).

          (c) Conflicts; Consents.  Neither the execution and delivery of this
              -------------------
Agreement, the Registration Rights Agreement (defined below Section 4.2(c)), the Employment Agreements (defined below in Section 4.1(i)) or the Letter Agreements (defined below in Section 4.1(m)), the consummation of the transactions contemplated hereby or thereby nor compliance by any Seller with any of the provisions hereof or thereof will (i) conflict with or result in a breach of the articles of incorporation, by-laws or other constitutive documents of any MARS Company, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, or any material license, franchise, permit, agreement or other instrument or obligation to which any MARS Company is a party, or by which any MARS Company or any MARS Company's properties or assets, may be bound or affected, except for such conflicts, breaches or defaults as to which requisite waivers or consents have been obtained before the Closing (which waivers or consents are set forth in Section 2.1(c) of the Disclosure Schedule), (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to any MARS Company or any MARS Company's properties or assets or (iv) result in the creation or imposition of any Claim upon any property or assets used or held by any MARS Company. No consent or approval by, or any notification of or filing with, any person is required in connection with the execution, delivery and performance by any Seller of this Agreement or any other agreement or document to which such Seller is a party as contemplated by this Agreement or the consummation of the transactions contemplated hereby or thereby except for such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Section 2.1(c) of the Disclosure Schedule.

          (d) Financial Information. (i)  The following financial statements are
              ---------------------
contained in Section 2.1(d) of the Disclosure Schedule:

          (A) the unaudited combined cash basis balance sheet of the MARS Companies at November 30, 1996 and the related statement of operations for the 11 months then ended;

          (B) the unaudited cash basis balance sheet of HOPE as of November 30, 1996 and the related statement of operations for the 11 months then ended;

          (C) the unaudited cash basis balance sheet of PMRS as of November 30, 1996 and the related statement of operations for the 9 months then ended;

          (D) the unaudited cash basis statements of operations of C-CARE for the 12 months ended December 31, 1995 and 1994;

          (E) the unaudited cash basis statements of operations of Medical Recovery Plus, Inc. for the 12 months ended September 30, 1995 and 1994;

          (F) the unaudited cash basis statements of operations of Matrak, Inc. for the 9 months ended September 30, 1995 and the 12 months ended September 30, 1994;

          (G) the unaudited cash basis statements of operations of Medical Assistance Recovery System, Inc. for the 12 months ended September 30, 1995 and 1994; and

          (H) the balance sheets of PMRS as of February 28, 1996 and 1995 and the related statements of operations for the years then ended, as shown in the federal tax returns of PMRS.

The balance sheets listed above, as at the dates set forth, present fairly the financial position of such entities as at the dates thereof, and the related statements of operations for each of the respective specified periods then ended present fairly the results of operations of such entities for each of the respective periods then ended in accordance with cash basis accounting.

          (ii) Except as set forth in Section 2.1(d)(ii) of the Disclosure Schedule, there were no liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) in respect of any MARS Company which were required to be, in accordance with GAAP, but were not shown or provided for on the combined balance sheets of the MARS Companies to which such liabilities or obligations relate.

          (e) Absence of Changes.  Except as set forth in Section 2.1(e) of the
              ------------------
Disclosure Schedule, since December 31, 1995, the MARS Companies have been operated in the ordinary course consistent with past practice and there has not been:

              (i) any material adverse change in the condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, management personnel, billings, revenues, earnings or business;

              (ii) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by any MARS Company, other than obligations under customer contracts, current obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

              (iii) any payment, discharge or satisfaction of any claim or obligation of any MARS Company, except in the ordinary course of business and consistent with past practice;

              (iv) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of any MARS Company or any direct or indirect redemption, purchase or other acquisition of any such shares;

              (v) any issuance or sale, or any contract entered into for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of any MARS Company;

              (vi) any sale, assignment, pledge, encumbrance, transfer or other disposition of any tangible asset of any MARS Company, except as contemplated by this Agreement, or any sale, assignment, transfer or other disposition of any patents, trademarks, service marks, trade names, copyrights, licenses, franchises, know-how or any other intangible assets;

              (vii) any creation of any material claim or other encumbrance on any property of any MARS Company;

              (viii) any material write-down of the value of any asset of any MARS Company or any material write-off as uncollectible of any accounts or notes receivable or any portion thereof;

              (ix) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to any MARS Company;

              (x) any capital expenditure or commitment or addition to property, plant or equipment of any MARS Company, individually or in the aggregate, in excess of $25,000;

              (xi) any general increase in the compensation of employees of any MARS Company (including any increase pursuant to any bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment), or any increase in any such compensation or bonus payable to any officer, shareholder, director, consultant or agent of any MARS Company having an annual salary or remuneration in excess of $40,000;

              (xii) any material damage, destruction or loss (whether or not covered by insurance) affecting any asset or property of any MARS Company;

              (xiii) any change in the independent public accountants of any MARS Company or in the accounting methods or accounting practices followed by any MARS Company or any change in depreciation or amortization policies or rates;

              (xiv)  any agreement or action not otherwise referred to in items
     (i) through (xiii) above entered into or taken that is material to the MARS Companies taken as a whole; or

              (xv) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (i) through (xiv).

          (f) Assets, Property and Related Matters; Real Property.  (i) One of
              ---------------------------------------------------
the MARS Companies has good title to, or a valid leasehold interest in, as applicable, all of the assets reflected on the financial statements contained in
Section 2.1(d) of the Disclosure Schedule, free and clear of all Claims, except Claims which would not have an adverse effect on the MARS Companies' use, possession or ownership of such assets. Such assets (A) are in good operating condition and repair, subject to ordinary wear and tear and (B) constitute all of the properties, interests, assets and rights held for use or used in connection with the business and operations of the MARS Companies and constitute all those necessary to continue to operate the business of the MARS Companies consistent with current and historical practice. All items of personal property owned by any MARS Company with an original cost or book value in excess of $5,000 are listed in Section 2.1(f)(i) of the Disclosure Schedule.

          (ii) Section 2.1(f)(ii) of the Disclosure Schedule sets forth a list of all real property and of all personal property owned or leased by any MARS Company. No MARS Company owns any real property. With respect to property leased by any MARS Company, (i) such MARS Company is the owner and holder of all the leasehold interests and estates purported to be granted by such leases, (ii) all leases to which such MARS Company is a party are in full force and effect and constitute valid and binding obligations of such MARS Company and, to the knowledge of Sellers, of the other parties thereto, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles, and (iii) such MARS Company has made available to PSS true and complete copies of all written leases with respect to the property listed in Section 2.1(f)(ii) of the Disclosure Schedule. There exists no default, or any event which upon notice or the passage of time, or both, would give rise to any default, in the performance by any MARS Company or by any lessor under any lease. Except as set forth in Section 2.1(f)(ii) of the Disclosure Schedule, no MARS Company has, and to the knowledge of Sellers, no other person has, granted any oral or written right to anyone other than one of the MARS Companies to lease, sublease or otherwise occupy any of the properties described in Section 2.1(f)(ii) of the Disclosure Schedule through the end of the applicable lease periods.

          (iii) The real estate listed in Section 2.1(f)(ii) of the Disclosure Schedule and all appurtenances and improvements, as used, constructed or maintained by the any MARS Company at any time, conform in all material respects to applicable Federal, state, local and foreign laws and regulations. To the knowledge of Sellers, the use of the buildings and structures located on such real property or any appurtenances or equipment does not violate any restrictive covenants or encroach on any property owned by others. No condemnation proceeding is pending or, to the knowledge of Sellers, threatened which would preclude or impair the use of any such property by any MARS Company for the uses for which they are intended.

          (g) Patents, Trademarks and Similar Rights.  Each MARS Company owns or
              --------------------------------------
licenses all patents, trademarks, service marks, trade names and copyrights, in each case registered or unregistered, inventions, software (including documentation and object and source code listings), know-how, trade secrets and other intellectual property rights (collectively, the "Intellectual Property") used in its business as presently conducted. Section 2.1(g) of the Disclosure Schedule contains a list of all Intellectual Property owned and used by any MARS Company and any Intellectual Property which is licensed for use by others. No Intellectual Property infringes any rights owned or held by any other person. There is no pending or, to the knowledge of Sellers, threatened claim or litigation against any MARS Company contesting its right exclusively to use any Intellectual Property. To the actual knowledge of Sellers, no person is infringing the rights of any MARS Company in any Intellectual Property. No product or service sold by any MARS Company violates or infringes any intellectual property right owned or held by any other person. To the knowledge of Sellers, in the case of commercially available "shrink-wrap" software programs (such as Lotus 1-2-3), none of the MARS Companies has made or is using any unauthorized copies of any such software programs at any MARS Company location.

          (h) Insurance.  Section 2.1(h) of the Disclosure Schedule contains a
              ---------
true and complete list of all policies of casualty, liability, theft, fidelity, life and other forms of insurance held by any MARS Company as of the date hereof. True and complete copies of such policies have been delivered or made available for inspection and copy by PSS. All insurance policies are in the name of one of the MARS Companies, outstanding and in full force and effect, all premiums with respect to such policies are currently paid and such policies will not be affected by, or terminated or lapse by reason of, the transactions contemplated by this Agreement. No MARS Company has received notice of cancellation or termination of any such policy, nor has it been denied or had revoked or rescinded any policy of insurance, nor borrowed against any such policies. No claim under any such policy is pending.

          (i) Contracts and Agreements.  Section 2.1(i) of the Disclosure
              ------------------------
Schedule contains a true and complete list of all written or oral contracts, agreements and other instruments to which any MARS Company is a party (i) relating to indebtedness for money borrowed or capital leases, (ii) of duration of six months or more from the date hereof and not cancelable without penalty on 30 days or less notice, (iii) relating to commitments in excess of $10,000, (iv) relating to the employment or compensation of any director, officer, employee, consultant or other agent of such MARS Company, (v) relating to the sale or other disposition of any assets, properties or rights, (vi) relating to the lease or similar arrangement of any machinery, equipment, motor vehicles, furniture, fixture or similar property, (vii) between such MARS Company and any Seller or affiliate of any Seller, (viii) that restricts the operation of such MARS Company anywhere in the world or (ix) that is otherwise material to such MARS Company or entered into other than in the ordinary course of business. No MARS Company is in default under any such agreement or instrument where such default could, singly or in the aggregate with defaults under other agreements or instruments, have a MARS Adverse Effect and, to the knowledge of Sellers, all such agreements or instruments are in full force and effect. The MARS Companies have furnished to, or made available for inspection and copy by, PSS true and complete copies of all documents described in Section 2.1(i) of the Disclosure Schedule.

          (j) Litigation, Etc.  Except as set forth in Section 2.1(j) of the
              ----------------
Disclosure Schedule, there have not been for the past five years, nor are there, any suits, actions, claims, investigations or legal or administrative or arbitration proceedings in respect of any MARS Company, pending or, to the knowledge of Sellers, threatened, whether at law or in equity, or before or by any Federal, foreign, state or municipal or other governmental department, commission, board, bureau, agency or instrumentality. Except as set forth in
Section 2.1(j) of the Disclosure Schedule, there have not been for the past five years, nor are there any judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against any of the MARS Companies or any of their respective assets or properties.

          (k) Compliance; Governmental Authorizations.  (i)  Each MARS Company
              ---------------------------------------
has complied and is in compliance in all material respects with all Federal, state, local and foreign laws, ordinances, regulations, interpretations and orders (including those relating to disposal of materials, environmental protection and occupational safety and health) applicable to such MARS Company. Each MARS Company has all Federal, state, local and foreign governmental licenses and permits necessary to conduct its business as presently being conducted, which licenses and permits (and any exceptions thereto) are set forth in Section 2.1(k) of the Disclosure Schedule. Such licenses and permits are in full force and effect, no violations are or have been recorded in respect of any thereof, no proceeding is pending or, to the knowledge of Sellers, threatened, to revoke or limit any thereof, and Sellers do not know of any basis for any such proceeding.

         (ii) There are no conditions relating to any MARS Company or relating to any MARS Company's ownership, use or maintenance of any real property previously owned or operated by any MARS Company or any of their respective affiliates, and Sellers do not know or have reason to know of any such condition in respect of such real property not related to the ownership, use or maintenance, that could lead to any liability for violation of any Federal, state, county or local laws, regulations, orders or judgments relating to pollution or protection of the environment or any other applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements. The MARS Companies have received, handled, used, stored, treated, shipped and disposed of all hazardous or toxic materials, substances and wastes (whether or not on its properties or properties owned or operated by others) in compliance in all material respects with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements.

          (l) Labor Relations; Employees.  (i)  Within the last five years, no
              --------------------------
MARS Company has experienced any labor disputes with, or any work stoppages by, a group of employees due to labor disagreements and, to the knowledge of Seller, there is no such dispute or work stoppage threatened against any MARS Company. No employee of any MARS Company is represented by any union or collective bargaining agent and, to the knowledge of Sellers, there has been no union organizational effort in respect of any employees of any MARS Company within the past five years.

         (ii) Section 2.1(l)(ii) of the Disclosure Schedule contains a list of each pension, retirement, savings, deferred compensation, and profit-sharing plan and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of
1974 ("ERISA"), under which any MARS Company has any current or future obligation or liability or under which any employee or former employee (or beneficiary of any employee or former employee) of any MARS Company has or may have any current or future right to benefits (the term "plan" shall include any contract, agreement, policy or understanding, each such plan being hereinafter referred to individually as a "Plan"). The MARS Companies have delivered to PSS true and complete copies of (A) each Plan, (B) the summary plan description for each Plan and (C) the latest annual report, if any, which has been filed with the IRS for each Plan. Each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986 (the "Code") has been determined by the IRS to be tax qualified under Sections 401(a) and 501(a) of the Code and, since such determination, no amendment to or failure to amend any such Plan adversely affects its tax qualified status. There has been no prohibited transaction within the meaning of Section 4975 of the Code and
Section 406 of Title I of ERISA with respect to any Plan.

          (iii) No Plan is subject to the provisions of Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. No Plan is subject to Title IV of ERISA. During the past five years, no MARS Company nor any business or entity then controlling, controlled by, or under common control with any MARS Company contributed to or was obliged to contribute to an employee pension plan that was subject to Title IV of ERISA.

           (iv) There are no actions, claims, lawsuits or arbitrations (other than routine claims for benefits) pending, or, to the knowledge of Sellers, threatened, with respect to any Plan or the assets of any Plan, and no MARS Company has knowledge of any facts which could give rise to any such actions, claims, lawsuits or arbitrations (other than routine claims for benefits). The MARS Companies have satisfied all funding, compliance and reporting requirements for all Plans. With respect to each Plan, the MARS Companies have paid all contributions (including employee salary reduction contributions) and all insurance premiums that have become due and any such expense accrued but not yet due has been properly reflected in the financial information in Section 2.1(d) of the Disclosure Schedule.

           (v) No Plan provides or is required to provide, now or in the future, health, medical, dental, accident, disability, death or survivor benefits to or in respect of any person beyond termination of employment, except to the extent required under any state insurance law or under Part 6 of Subtitle B of Title I of ERISA and under Section 4980(B) of the Code. No Plan covers any individual other than employees of the MARS Companies, other than dependents of employees under health and child care policies listed in Section 2.1(l)(ii) of the Disclosure Schedule and delivered to PSS.

           (vi) The consummation of the transactions contemplated by this Agreement will not (A) entitle any employee of a MARS Company to severance pay or termination benefits for which PSS or any of its affiliates may become liable, (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee for which PSS or any of its affiliates may become liable or (C) obligate PSS or any of its affiliates to pay or otherwise be liable for any compensation, vacation days, pension contribution or other benefits to any employee, consultant or agent of any MARS Company for periods before the Closing Date or for personnel whom PSS does not actually employ.

           (vii) No MARS Company has made any representations or warranties (whether written or oral, express or implied) contractually or otherwise to any client or customer of a MARS Company that a MARS Company's employees rendering services to such client or customer are not "leased employees" (within the meaning of Section 414(n) of the Code) or that such employees would not be required to participate under any pension benefit plan (within the meaning of Section 3(2) of ERISA) (a "Pension Benefit Plan") of such client or customer relating either to (A) providing benefits to employees of a MARS Company under a Pension Benefit Plan of a MARS Company or (B) making contributions to or reimbursing such client or customer for any contributions made to a Pension Benefit Plan of such client or customer on behalf of employees of a MARS Company.

          (m) Accounts Receivable.  Section 2.1(m) of the Disclosure Schedule
              -------------------
contains a true aged list of unpaid accounts and notes receivable owing to any MARS Company as of the month end prior to the date of this Agreement, all of which, to Sellers' knowledge, are collectible in the ordinary course of business.

          (n) Customers.  Section 2.1(n) of the Disclosure Schedule contains (i)
              ---------
a true and complete list of the customers of each MARS Company for each of the years ended December 31, 1993, 1994 and 1995 and the period beginning January 1, 1996 and ended the month end prior to the date of this Agreement and, as of the date hereof, any additions or deletions of customers from such month end to the date of this Agreement, (ii) a true and complete description of the effective date and expiration date and history of renewals for and commission revenues generated under contracts with each of the customers listed in Section 2.1(n) of the Disclosure Schedule, (iii) a true and complete list of all contracts pursuant to which any MARS Company provides goods or services to its customers (the "Client Contracts") and (iv) a true and correct description of (A) the terms and conditions of each oral Client Contract, (B) any and all disputes or defaults arising under or with respect to the Client Contracts in connection with which a client has threatened, or is expected to, terminate its contract with any MARS Company or claim for damages, and (C) all loans or advances made by any MARS Company to or on behalf of its customers, which description includes the date of such loan or advance and the principal balance outstanding as of the date of this Agreement under each such loan or advance. The Client Contracts are valid and enforceable in accordance with their respective terms with respect to the MARS Companies, and are valid and enforceable in accordance with their respective terms with respect to any other party thereto. To Sellers' knowledge, no customer of any MARS Company has threatened to terminate, fail to renew or adversely modify any relationship with such MARS Company.

          (o) Accounts Payable.  Section 2.1(o) of the Disclosure Schedule
              ----------------
contains a true and complete list of all accounts payable of each MARS Company as of the month end prior to the date of this Agreement.

          (p) Related Party Transactions.  Except as set forth in Section 2.1(p)
              --------------------------
of the Disclosure Schedule, no current or former partner, director, officer, employee or shareholder of any MARS Company or any associate or affiliate (as defined in the rules promulgated under the Exchange Act) thereof, or any relative with a relationship of not more remote than first cousin of any of the foregoing, is presently, or during the 12-month period ending on the date hereof has been, (i) a party to any transaction with any MARS Company (including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate) or (ii) to the knowledge of Sellers, the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of any MARS Company, nor does any such person receive income from any source other than the MARS Companies which relates to the MARS Companies' businesses or should properly accrue to any MARS Company.

          (q) Billing and Collection Practices.  (i) The current practices and
              --------------------------------
procedures of each MARS Company with respect to (A) billing on behalf of customers, (B) receiving and processing Medicare and Medicaid payments due to customers, (C) holding and transfer of such payments and (D) the method of determining and collecting the fees received by such MARS Company for services provided by providers and physicians participating in the Medicare or Medicaid programs are not in violation in any material respect of the restriction on assignment as set forth in 42 U.S.C. Section 1395g(c), 42 U.S.C. Section 1395u(b)(6) and 42 U.S.C. Section 1396a(a)(32), and the regulations promulgated thereunder or similar provisions of any state Medicaid program.

           (ii) No MARS Company is engaged in any activity, whether alone or in concert with one or more of its clients, which would constitute a violation in any material respect of any Federal laws or the laws of any state (including
(A) Federal antifraud and abuse or similar laws pertaining to Medicare, Medicaid, or any other Federal health or insurance program, (B) state laws pertaining to Medicaid or any other state health or insurance program, (C) state or Federal laws pertaining to billings to insurance companies, health maintenance organizations, and other managed care plans or to insurance fraud, and (D) Federal and state laws relating to collection agencies and the performance of collection services) prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care services, the determination of eligibility for health care services, the billing for such services provided to a beneficiary of any state, Federal or private health or insurance program or credit collection services. Without limiting the generality of the foregoing, to Sellers' knowledge, no MARS Company has, directly or indirectly, paid, offered to pay or agreed to pay, or solicited or received, any fee, commission, sum of money, property or other remuneration to or from any person which was or would be illegal under 42 U.S.C. Section 1320a-7b(b) or any similar state law.

           (iii) No MARS Company currently uses, or has in the past established or used, trust accounts in connection with its business, except for escrow accounts used as described in Section 2.1(t) of the Disclosure Schedule.

          (r) Taxes.  Each of C-Care and HOPE is a "small business corporation"
              -----
and has maintained a valid election to be an "S" corporation under Subchapter S of the Code, and, except as set forth in Section 2.1(r) of the Disclosure Schedule, the equivalent provisions of all applicable state income tax statutes since January 1, 1995 in the case of C-Care and July 18, 1996 in the case of HOPE. Except as set forth in Section 2.1(r) of the Disclosure Schedule, all Federal, state, local and foreign tax returns and tax reports for periods ending on or prior to the Closing Date by each MARS Company have been or will be filed, or a valid request for extension has been or will be filed with respect thereto, on a timely basis (including any extensions) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed. All such returns and reports are and will be true, correct and complete in all material respects. Except as set forth in Section 2.1(r) of the Disclosure Schedule, all Federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, employment and other taxes (including interest, penalties and withholdings of tax) due from and payable by any MARS Company on or prior to the Closing Date have been fully paid on a timely basis. Except as set forth in Section 2.1(r) of the Disclosure Schedule, no MARS Company is currently the beneficiary of any extension of time within which to file any tax return. To the Sellers' knowledge, no written claim has ever been made by an authority in a jurisdiction where any MARS Company does not file tax returns that it is or may be subject to taxation by that jurisdiction, and no MARS Company has received any written notice, or written request for information from any such authority. Except as set forth in Section 2.1(r) of the Disclosure Schedule, no issues have been raised in writing with any MARS Company by the Internal Revenue Service (the "IRS") or any other taxing authority in connection with any tax return or report filed by such MARS Company and there are no issues which, either individually or in the aggregate, could result in any liability for tax obligations of any MARS Company relating to periods ending on or before December 31, 1995 in excess of the accrued liability for taxes shown on the combined financial statements contained in Section 2.1(d)(i) of the Disclosure Schedule. No waivers of statutes of limitations have been given or requested with respect to any MARS Company. Except as set forth in Section 2.1(r) of the Disclosure Schedule, no differences exist between the amounts of the book basis and the tax basis of assets that are not accounted for by an accrual on the books of any MARS Company for Federal income tax purposes. Except as set forth in Section 2.1(r) of the Disclosure Schedule, no MARS Company is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by such MARS Company, and the IRS has proposed no adjustment or change in accounting method. No MARS Company is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. All transactions or methods of accounting that could give rise to an understatement of Federal income tax (within the meaning of Section 6661 of the Code for tax returns filed on or before December

31, 1990, and within the meaning of Section 6662 of the Code for tax returns filed after December 31, 1990) have been adequately disclosed on the tax returns in accordance with Section 6661(b)(2)(B) of the Code for tax returns filed on or prior to December 31, 1990, and in accordance with Section 6662(d)(2)(B) of the Code for tax returns filed after December 31, 1990. No MARS Company is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code. Except as set forth in Section 2.1(r) of the Disclosure Schedule, each MARS Company has complied (and until the Closing will comply) with all applicable laws relating to the payment and withholding of taxes (including withholding and reporting requirements under Section 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other laws) and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required.

          (s) Disclosure.  To the knowledge of the Sellers, there have been no
              ----------
events, transactions or information relating to any MARS Company which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, management personnel, billings, revenues, earnings, business or prospects of any MARS Company, other than general events (including statutory and regulatory changes) prevailing throughout the medical billing and accounts receivable management services industry which similarly affect firms that directly compete in such industry. No representation or warranty of Sellers contained in this Agreement, as modified by the Disclosure Schedule, and no statement contained in any certificate, schedule, annex, list or other writing furnished to PSS, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

          (t) Bank Accounts; Powers-of-Attorney.  (i) Section 2.1(t)(i) of the
              ---------------------------------
Disclosure Schedule contains a true and complete list of (A) all bank accounts and safe deposit boxes of each MARS Company and all persons who are signatories thereunder or who have access thereto and (B) the names of all persons holding general or special powers-of-attorney from any MARS Company and a summary of the terms thereof.

          (ii) Except as set forth in Section 2.1(t)(ii) of the Disclosure Schedule, no MARS Company maintains or has maintained any escrow or custody accounts with respect to customer funds.

          (u) Brokers.  Other than M. Kaulkin & Associates, Inc., the fees and
              -------
expenses of which will be paid by Sellers, no agent, broker, investment banker, person or firm acting on behalf of any Seller or any MARS Company or under the authority of any Seller or any MARS Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

          SECTION  2.2.  Representations and Warranties of Sellers Individually.
                         ------------------------------------------------------
Each Seller severally represents and warrants to PSS and PSS Sub as follows:

          (a) Authority; Binding Agreement.  Such Seller has the legal power and
              ----------------------------
capacity to enter into this Agreement, and all other agreements and documents to which such Seller is a party, as contemplated by this Agreement. This Agreement and such other agreements and documents are, or upon execution and delivery thereof by all parties hereto or thereto will be, the valid and binding obligation of such Seller in accordance with their respective terms.

          (b) Equity Interests.  Section 2.2(b) of the Disclosure Schedule
              ----------------
contains a true and correct list of the number of shares of C-Care Common Stock, HOPE Common Stock and PMRS Common Stock owned by such Seller. Such shares are owned by such Seller free and clear of all Claims.

          (c) Conflicts; Consents.  Neither the execution and delivery of this
              -------------------
Agreement or any other agreement or document to which such Seller is a party as contemplated by this Agreement, the consummation of the transactions contemplated hereby or thereby nor compliance by such Seller with any of the provisions hereof or thereof will (i) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any provisions of any note, bond, lease, mortgage, indenture, or any material license, franchise, agreement or other instrument or obligation to which such Seller is a party, or by which such Seller or any of such Seller's properties or assets may be bound or affected, (ii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to such Seller or such Seller's properties or assets or (iii) result in the creation or imposition of any Claim upon any MARS Shares. No consent or approval by, or any notification of or filing with, any person is required in connection with the execution, delivery and performance by such Seller of this Agreement or any other agreement or document to which such Seller is a party as contemplated by this Agreement or the consummation of the transactions contemplated hereby or thereby except for (i) the filing with the Securities and Exchange Commission (the "SEC") of such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby and (ii) such filings as may be required under state securities or "blue sky" laws in connection with the issuance of the PSS Common Stock as a portion of the MARS Purchase Price.

          (d) Litigation.  Except as set forth on Section 2.2(d) of the
              ----------
Disclosure Schedule, there have not been for the past five years, nor are there any judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against such Seller or any of his assets or properties.

          SECTION  2.3.  Representations and Warranties by PSS and PSS Sub.  PSS
                         -------------------------------------------------
and PSS Sub jointly and severally represent and warrant to Sellers as follows:

          (a) Organization, Standing and Power.  Each of PSS and PSS Sub (i) is
              --------------------------------
a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of PSS and PSS Sub is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except where the failure, singly or in the aggregate, to be so qualified or in good standing could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, management personnel, billings, revenues, earnings or business of PSS and its subsidiaries taken as a whole (a "PSS Adverse Effect"). PSS has provided Sellers with complete and correct copies of PSS's and PSS Sub's Certificate of Incorporation and by-laws, in each case as amended through the date hereof.

          (b) Authority; Binding Agreements.  The execution and delivery of this
              -----------------------------
Agreement and all other agreements and documents to which PSS or PSS Sub is a party as contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of PSS and PSS Sub. Each of PSS and PSS Sub has all requisite corporate power and authority to enter into this Agreement and the other agreements and documents to which PSS or PSS Sub is a party as contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby and this Agreement and such other agreements and documents have been, or upon execution and delivery thereof will be, duly executed and delivered by each of PSS and PSS Sub (to the extent it is a party). This Agreement and such other agreements and documents are, or upon execution and delivery thereof will be, the valid and binding obligations of each of PSS and PSS Sub (to the extent it is a party), enforceable against such person in accordance with their respective terms.

          (c) Conflicts; Consents.  The execution and delivery of this Agreement
              -------------------
and the other agreements and documents to which PSS or PSS Sub is a party as contemplated by this Agreement, the consummation of the transactions contemplated hereby and thereby and compliance by PSS and PSS Sub with the provisions hereof and thereof do not and will not (i) conflict with or result in a breach of the certificate of incorporation, by-laws or other constitutive documents of PSS or PSS Sub, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which PSS or PSS Sub is a party, or by which PSS or PSS Sub or any of PSS's or PSS Sub's properties or assets, may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents shall be obtained before the Closing, or
(iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to PSS or PSS Sub or PSS's or PSS Sub's properties or assets. No consent or approval by, or any notification of or filing with, any person is required in connection with the execution, delivery and performance by PSS or PSS Sub of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the SEC such reports under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such filings as may be required under state securities or "blue sky" laws in connection with the issuance of the PSS Common Stock in connection with the transactions contemplated hereby, and (iii) the filing of appropriate documents with the relevant authorities of other states in which any MARS Company is qualified to do business.

          (d) Capitalization.  The authorized capital stock of PSS consists of
              --------------
100,000,000 shares of PSS Common Stock and 10,000,000 shares of preferred stock. At the close of business on December 11, 1996, (i) 8,665,614 shares of PSS Common Stock were issued and outstanding, (ii) no shares of PSS Common Stock were held by PSS in its treasury, (iii) 353,500 shares of PSS Common Stock were reserved for issuance upon exercise of outstanding employee stock options to purchase shares of PSS Common Stock and (iv) 586,250 shares of PSS Common Stock were reserved for issuance upon exercise of employee stock options that are not outstanding but may be issued in the future under PSS's 1996 Stock Option Plan. Except as set forth above, at the time of execution of this Agreement, no shares of capital stock or other voting securities of PSS are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares issued to Sellers pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness or securities of PSS having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of PSS may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which PSS or any of its subsidiaries is a party or by which any of them is bound obligating PSS or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of PSS or of any of its subsidiaries or obligating PSS or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding commitments, agreements, arrangements or undertakings of any kind obligating PSS or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of PSS or any of its subsidiaries.

          (e) SEC Documents; Financial Statements; No Undisclosed Liabilities.
              ---------------------------------------------------------------
PSS has filed all required reports, forms and other documents with the SEC since the filing of PSS's Registration Statement on Form S-1 for the initial public offering of Parent Common Stock on December 21, 1995 (the "PSS SEC Documents"). As of their respective dates, the PSS SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such PSS SEC Documents, and none of the PSS SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be state therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of PSS included in the PSS SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved and fairly present the consolidated financial position of PSS and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments not material in scope or amount). Except as set forth in the PSS Filed SEC Documents (defined in Section 2.2(f)), neither PSS nor any of its subsidiaries has any material liabilities or obligations required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of PSS and its consolidated subsidiaries or in the notes thereto and which, singly or in the aggregate, could reasonably be expected to have a PSS Adverse Effect.

          (f) Absence of Certain Changes or Events.  Except as disclosed in the
              ------------------------------------
PSS SEC Documents filed and publicly available prior to the date of this Agreement (the "PSS Filed SEC Documents"), since the date of the most recent financial statements contained in the PSS Filed SEC Documents, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, management personnel, billings, revenues, earnings or business of PSS and its subsidiaries taken as a whole.

                                  ARTICLE III

                             Additional Agreements
                             ---------------------

          SECTION 3.1. Expenses.  Except as provided in this Section 3.1, each
                       --------
party hereto shall bear its own costs and expenses incurred in connection with the transactions contemplated hereby. Sellers shall pay any fees or expenses due to M. Kaulkin & Associates, Inc. in connection with the transactions contemplated by this Agreement.

          SECTION 3.2. Conduct of Business.  (a)  From the date hereof until the
                       -------------------
Closing Date, except as otherwise consented to by PSS in writing, Sellers shall cause each MARS Company to operate its business only in the ordinary course of business consistent with past practice.

          (b) Without limiting the generality of the foregoing, Sellers shall prohibit the MARS Companies, without the prior written consent of PSS, directly or indirectly, to cause or permit any state of affairs, action or omission described in clauses (i) through (xv) of Section 2.1(f).

          SECTION 3.3. Further Assurances.  Each of the parties hereto agrees to
                       ------------------
use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article IV hereof are satisfied, insofar as such matters are within the control of any of them. In case at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

          SECTION 3.4. No Shopping. From the date hereof until the earlier of
                       -----------
 (i) the Closing Date and (ii) the date this Agreement is terminated in accordance with Section 6.2, no Seller shall, and no Seller shall permit any MARS Company or any partner, director, officer or agent of any MARS Company to, directly or indirectly, solicit or initiate, enter into or conduct, discussions concerning, or exchange information (including by way of furnishing information concerning any MARS Company or its business) or enter into any negotiations concerning, or respond to any inquiries or solicit, receive, entertain or agree to any proposals for, the acquisition of the assets of, or any substantial part thereof, or a merger involving, any MARS Company or the transfer of all or a substantial part of the capital stock of any MARS Company to any person other than PSS or one of its affiliates. In addition, during such time period, no Seller shall authorize, direct or knowingly permit any employee or agent of any MARS Company to do any of the foregoing and Sellers shall notify PSS of the identity of any person who approaches any Seller or any MARS Company with respect to any of the foregoing.

          SECTION 3.5. Access and Information. From the date hereof until the
                       ----------------------
first to occur of the Closing Date and the termination of this Agreement, Sellers shall cause the MARS Companies to permit PSS and its representatives to make such investigation of the business, operations and properties of the MARS Companies as PSS deems necessary or desirable in connection with the transactions contemplated hereby. Such investigation shall include access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of each MARS Company and the properties, books, records and commitments of each MARS Company. Sellers shall furnish PSS and its representatives with such financial, operating and other data and information, and copies of documents with respect to the MARS Companies or any of the transactions contemplated hereby, as PSS shall from time to time request. Such access and investigation shall be made upon reasonable notice and at reasonable places and times. Such access and information shall not in any way affect or diminish any of the representations or warranties hereunder. Without limiting the foregoing, during such period, Sellers shall keep PSS informed as to the business and operations of each MARS Company and shall consult with PSS with respect thereto as appropriate.

          SECTION 3.6. Confidentiality; Non-Competition. (a) Until Closing, PSS,
                       --------------------------------
PSS Sub and Sellers each agree that all financial or other information about PSS, the MARS Companies or any Seller, or other information of a confidential or proprietary nature, disclosed to the other at any time in connection with the proposed transaction shall be kept confidential by the party receiving such information and shall not be disclosed to any person or used by the receiving party (other than to its agents or employees or in connection with the transactions contemplated by this Agreement) except: (i) with the prior written consent of the disclosing party; (ii) as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange (including the Nasdaq National Market); (iii) such information which may have been acquired or obtained by such party (other than through disclosure by the other party in connection with the transaction contemplated by this Agreement); or (iv) such information which is or becomes generally available to the public other than as a result of a violation of this provision. Sellers shall be bound by the terms of this paragraph (a) for a period of five years after Closing.

          (b) Each Seller hereby acknowledges and recognizes such party's possession of confidential or proprietary information and the highly competitive nature of the business of the MARS Companies and accordingly agrees that, in consideration of PSS and PSS Sub entering into this Agreement and the other transactions contemplated hereby and the premises contained herein, such Seller will not, from and after the date of the Closing for a period of (x) in the case of Dennis Gaspari, the later of (1) two years after the date of the Closing and
(2) one year after the date of termination, if any, of Dennis Gaspari's employment with the MARS Companies or one of its affiliates and (y) in the case of the other Sellers, five years after the date of the Closing, for any reason whatsoever, either individually or as an officer, director, stockholder, partner, agent or principal of another business firm, (i) directly or indirectly engage in the United States in any business which is competitive with the businesses conducted by the MARS Companies (including seeking or accepting employment with a client of any MARS Company or any of its affiliates) (a "Competitive Business"), (ii) assist others in engaging in any Competitive Business in the manner described in the foregoing clause (i), (iii) solicit, professionally contact or provide medical billing, accounts receivable, accounting, collection agency, financial or consulting services to any Client Account or (iv) induce employees of the MARS Companies, PSS or any affiliate of PSS to terminate their employment with the MARS Companies, PSS or such affiliate, as the case may be, or hire any employees of the MARS Companies, PSS or any other affiliate of PSS to work with any Seller or any company or business affiliated with any Seller. Notwithstanding clauses (i),
(ii) and (iii) of the immediately preceding sentence, (x) any Seller may participate in, operate or expand, any business in which such Seller has an interest, including a software development business, provided that such business does not directly or indirectly compete with the businesses of any MARS Company, PSS or any of their respective affiliates, in each case as conducted as of the time of the Closing or as of the time that such Seller proposes to enter into such business, (y) any Seller engaged in the provision of legal services may provide legal services to a Client Account not involving collection or accounts receivable legal representation and (z) if (i) the Employment Period (defined in the Diluca Employment Agreement (defined below in Section 4.1(i)) is terminated by C-Care without Cause (defined in the Diluca Employment Agreement), (ii) the Employment Period is terminated by Anthony Diluca for Good Reason (defined in the Diluca Employment Agreement) or (iii) the Employment Period expires pursuant to Section 1 of the Diluca Employment Agreement, Anthony Diluca may be employed by a Client Account that has not generated revenue to the MARS Companies of more than $100,000 in the aggregate during the twelve calendar months immediately preceding the date of determination.

          For purposes of this Agreement, "Client Account" means (i) all medical clients and/or medical accounts serviced by the any MARS Company, any of its affiliates, any Seller (if employed by any MARS Company) or any MARS Company's or its affiliates' other employees during the period of time Sellers have any obligations under this Section 3.6(b), including all medical clients and/or medical accounts (if any) acquired by any Seller due to such Seller's efforts during the term of such Seller's employment (if any) with any MARS Company or any of its affiliates and (ii) all medical-related businesses or individuals who have been contacted by any Seller or any MARS Company or any of its affiliates with a view toward having such business or entity retain any MARS Company or any of its affiliates to provide medical billing, accounts receivable, accounting, collection agency, financial or consulting services or are known to any Seller as a result of his employment (if any) with any MARS Company.

          (c) Promptly after the Closing, those Sellers who are attorneys with, or who have any pecuniary interest in, the law firm of Mattleman, Greenberg, Shmerelson, Weinroth & Miller ("MGSW&M") shall use their best efforts, in compliance with the applicable rules of professional conduct with respect to the practice of law, to cause MGSW&M to cease providing, or offering to provide, medical billing, accounts receivable management, accounting or collection services and shall use their reasonable best efforts to cause any and all Client Accounts that had previously been receiving any such services from MGSW&M to thereafter receive such services from the MARS Companies.

          (d) In the event of a breach or threatened breach by any party of the provisions of this Section 3.6, the non-breaching party shall be entitled to an injunction restraining the breaching party from such breach. Nothing contained in this Section 3.6(d) or elsewhere in this Agreement shall be construed as prohibiting the non-breaching party from pursuing any other remedies available at law or equity for such breach or threatened breach of this Agreement nor limiting the amount of damages recoverable from the breaching party in the event of a breach or threatened breach by any party of the provisions of this Section. Without limiting the generality of the foregoing, each Seller acknowledges that, in the event of a breach or threatened breach by such Seller of any of the provisions of Section 3.6(b), PSS's and PSS Sub's damages may exceed the amount paid to such Seller in consideration of his covenants set forth in such Section 3.6(b). Nothing contained in this Section 3.6 shall entitle PSS or PSS Sub to seek an injunction or otherwise pursue other remedies available at law or in equity from any Seller in connection with a breach or threatened breach of the provisions of Section 3.6(b) other than such Seller or Sellers alleged to have breached or threatened to breach such provisions.

          SECTION 3.7. Releases; Prior Compensation.  Each Seller agrees and
                       ----------------------------
acknowledges that he has been paid in full for all services rendered to the MARS Companies prior to the date hereof and has no outstanding claims against any MARS Company for any amounts arising because of such employment or otherwise. Sellers hereby release each MARS Company and all of such MARS Company's affiliates from all rights any Seller may have to acquire any securities of any MARS Company and all actions, suits, debts, promises, agreements, damages, demands or claims of any kind whatsoever arising from any event or action prior to the date hereof that any Seller had, has or may in the future have against any MARS Company, except for the matters arising under this Agreement or related to the transactions contemplated hereby.

          SECTION 3.8. Nasdaq.  PSS shall use its reasonable best efforts to
                       ------
have the PSS Common Stock to be issued to Sellers pursuant to this Agreement approved for listing on the National Association of Securities Dealers, Inc. Automated Quotations System (the "Nasdaq National Market"), subject to official notice of issuance.

          SECTION 3.9. Public Announcements.  PSS, on the one hand, and Sellers,
                       --------------------
on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq National Market.

          SECTION 3.10.  Tax Matters.  (a) (i)  PSS (to the extent necessary),
                         -----------
PSS Sub and each Seller shall join in making timely and irrevocable elections under Section 338(h)(10) of the Code and, if permissible, similar elections under any applicable state or local income tax laws, with respect to each of C-Care and HOPE. In such event, each Seller, PSS and PSS Sub shall report the transaction consistent with such elections under Section 338(h)(10) of the Code or any similar state or local tax provision (the "Elections") and shall take no position contrary thereto unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local tax provision). Each Seller agrees that he shall pay, and indemnify, each of C-Care and HOPE for any federal income taxes resulting from the Elections (net of the present value of any future tax benefits, as determined using an assumed discount rate equal to the "Federal mid-term rate" (as defined in Section 1274(d) of the Code) in effect on the Closing Date); but only to the extent such federal income taxes directly result from a breach of the representation and warranty made by such Seller under the first sentence of
Section 2.1(r) of this Agreement. Except as provided in the immediately preceding sentence of this subparagraph (a)(i) of Section 3.10, no Seller shall have any liability for any federal, state, or local income taxes of C-Care or HOPE attributable to the Elections.

          (ii) Each Seller, PSS and PSS Sub shall execute at the Closing any and all forms necessary to effectuate the Elections (including IRS Form 8023-A and any similar forms under state and local income tax laws that permit an Election similar to that of Section 338(h)(10) of the Code (the "Section 338 Forms")). Each Seller, PSS and PSS Sub shall cause the Section 338 Forms to be duly executed by an authorized person and shall duly and timely file the Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement.

          (iii) Each Seller, PSS and PSS Sub agrees to allocate the Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations) of the assets of each of C-Care and HOPE as set forth in a schedule that will be generated with the assistance of Deloitte & Touche, PSS' accountants, within 60 days after the Closing Date, in accordance with the guidelines of the IRS, which shall reflect an allocation agreed to by the parties. Each Seller, PSS and PSS Sub will reflect such allocation in all applicable tax returns filed by any of them, including but not limited to the Section 338 Forms. Each Seller, PSS and PSS Sub will not take a position before any taxing authority or otherwise (including in any tax return) inconsistent with such allocation unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local law).

          (b) Sellers shall be responsible for all transfer, excise, stamp, sales, use, recording or similar taxes or fees arising out of the sale, transfer, conveyance or assignment of the MARS Shares by Sellers and the transactions contemplated hereby. Seller shall make any required filing under applicable law.

          (c) (i) Sellers shall be liable for and shall indemnify PSS and the MARS Companies for taxes of any MARS Company for any taxable years or periods that ends on or before the Closing Date and, with respect to any taxable years or periods beginning before and ending after the Closing, the portion of such taxable years ending on and including the Closing Date.

          (ii) PSS and each MARS Company shall be liable for and shall indemnify Sellers for taxes of the MARS Companies for any taxable years or periods that begins after the Closing Date and, with respect to any taxable years or periods beginning before and ending after the Closing, the portion of the taxable years beginning on the day after the Closing Date.

          (iii) For purposes of subparagraphs (c)(i) and (ii) above, whenever it is necessary to determine the liability for taxes of any MARS Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of such taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date, shall be determined by assuming that such MARS Company had a taxable year or period which ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned based on the number of days in the year elapsed to and including the Closing Date.

          (d) Any payment by Sellers or PSS under this Section 3.10 will be treated for tax purposes as an adjustment to the MARS Purchase Price.

          (e) Sellers shall cause the MARS Companies to file when due all tax returns that are required to be filed by the MARS Companies for taxable years or periods ending on or before the Closing Date, and PSS shall file or cause to be filed when due all other tax returns that are required to be filed by or with respect to the MARS Companies.

          (f) After the Closing Date, each Seller and PSS shall:

          (i) assist in all reasonable respects (and cause their respective affiliates to assist) the other party in preparing any tax returns or reports which such other party is responsible for preparing and filing in accordance with this Section 3.10;

          (ii) cooperate (and cause their respective affiliates to cooperate) in all reasonable respects in preparing for any audits of, or disputes with taxing authorities regarding, and tax returns of the MARS Companies;

          (iii) make available to the other (and cause their respective affiliates to make available) as reasonably requested all information, records and documents relating to taxes of the MARS Companies;

          (iv) provide (and cause their respective affiliates to provide) timely notice to the other in writing of any pending or threatened tax audit or assessments of any of the MARS Companies for taxable periods for which the other may have a liability under this Section 3.10; and

          (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

          (g) (i) PSS shall notify Sellers in writing upon receipt by PSS or any of the MARS Companies of notice of any pending or threatened Federal, state, local or foreign tax audits or assessments which may materially affect the tax liabilities of the MARS Companies for which Sellers would be required to indemnify PSS and the MARS Companies.

          (ii) Sellers shall notify PSS in writing upon receipt by Sellers of notice of any pending or threatened federal, state, local or foreign tax audits or assessments which may materially affect the tax liabilities of the MARS Companies for which PSS and the MARS Companies would be required to indemnify Sellers.

          SECTION 3.11.  Obligations of PSS Sub.  PSS will take all action
                         ----------------------
necessary to cause PSS Sub to perform its obligations under this Agreement.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT
                              --------------------

          SECTION 4.1. Conditions to Obligations of PSS and PSS Sub.  The
                       --------------------------------------------
obligations of PSS and PSS Sub to perform this Agreement are subject to the satisfaction or waiver of the following conditions unless waived by PSS or PSS
Sub:

          (a) Authorization.  All actions necessary to authorize the execution,
              -------------
delivery and performance of this Agreement and the other agreements and documents to which any Seller is a party as contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Sellers and Sellers shall have full power and authority to enter into and deliver such agreements and to consummate the transactions contemplated hereby and thereby.

          (b) Representations and Warranties. The representations and warranties
              ------------------------------
of Sellers contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and Sellers shall have performed and complied with all covenants and agreements required to be performed or complied with on or prior to the Closing Date. As of the Closing Date, there shall have been no material adverse change in the condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, management personnel, billings, revenues, earnings, business or prospects of any MARS Company.

          (c) Consents, Amendments and Terminations. PSS shall have received
              -------------------------------------
duly executed and delivered copies of all waivers, consents, terminations and approvals contemplated by Sections 2.1(c) and 2.1(i) and Section 2.1(c) of the Disclosure Schedule, all in form and substance reasonably satisfactory to PSS.

          (d) Customers; Customer Contracts. At closing, PSS shall have received
              -----------------------------
a certificate of the chief operating officer of each MARS Company, identifying
(i) any customers listed on Section 2.1(n) of the Disclosure Schedule as customers of such MARS Company as of the month end prior to the date of this Agreement (the "Month End") who are not customers of such MARS Company as of the Closing Date and (ii) any customers of such MARS Company as of the Closing Date not listed on Section 2.1(n) of the Disclosure Schedule as customers of such MARS Company as of the Month End. The list of customers as of the Month End as set forth in Section 2.1(n) of the Disclosure Schedule, as modified by the certificate delivered pursuant to this Section, shall be referred to herein as the "Closing Date Customer List".

          (e) Certificates. PSS shall have received a certificate of each
              ------------
Seller, in substantially the form of Exhibit A.

          (f) Opinion of Counsel. PSS shall have received the opinion dated the
              ------------------
Closing Date of Ballard, Spahr Andrews & Ingersoll, counsel to Sellers and the MARS Companies, in substantially the form of Exhibit B.

          (g) Financial Statements. PSS shall have received a combined balance
              --------------------
sheet of the MARS Companies as of the Closing Date and a related statement of operations for the 11-month period ending at the most recent month end prior to the Closing Date (the "Closing Date Financial Statement") certified by the chief operating officer of each MARS Company. At the Closing Date, the net current assets of the MARS Companies shall not be less than (i) the net current assets of the MARS Companies set forth in the December 31, 1995 combined balance sheet included in Schedule 2.1(e) or (ii) the amount necessary to operate the business of the MARS Companies consistent with past practice, and the MARS Company shall have no outstanding indebtedness.

          (h) Due Diligence. PSS and its representatives shall have completed a
              -------------
due diligence review of the condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, billings, revenues, earnings, business and prospects of, and any other matters relating to, the MARS Companies and the Sellers, and the results of such due diligence shall be satisfactory to PSS in its sole discretion.

          (i) Employment Agreements. Each of George J. Weinroth, Anthony J.
              ---------------------
Mackiewicz, Stanley Slipakoff and Anthony Diluca shall have duly executed and delivered to PSS an Employment Agreement, in substantially the form of Exhibits C-1 (the "Weinroth Employment Agreement"), C-2 (the "Mackiewicz Employment Agreement"), C-3 (the "Slipakoff Employment Agreement" and C-4 (the "Diluca Employment Agreement" and, together with the Weinroth Employment Agreement, the Mackiewicz Employment Agreement and the Slipakoff Employment Agreement, the "Employment Agreements"), respectively.

          (j) Investment Letter. Each Seller shall have duly executed and
              -----------------
delivered to PSS the Investment Letter, in substantially the form of Exhibit D.

          (k) Corporate Directors and Officers.  The composition of the
              --------------------------------
directors and officers of each MARS Company shall be as requested by PSS, effective as of the Closing Date.

          (l) Share Certificates and Corporation Records.  PSS shall have
              ------------------------------------------
received certificates representing all of the MARS Shares, together with stock powers duly endorsed for transfer to PSS Sub, and PSS shall have received the complete stock ledgers, minute books and similar corporate records of each MARS Company.

          (m) Letter Agreements.  Each Seller that is a party thereto shall have
              -----------------
duly executed and delivered to PSS and PSS Sub the Letter Agreements, in substantially the form of Exhibit E (the "Letter Agreements").

          (n) Other Documents.  PSS and PSS Sub shall have received such other
              ---------------
documents, certificates or instruments as they may reasonably request.

          SECTION 4.2. Conditions of Obligations of Sellers. The obligations of
                       ------------------------------------
Sellers to perform this Agreement are subject to the satisfaction of the following conditions unless waived by Sellers:

          (a) Authorization. All actions necessary to authorize the execution,
              -------------
delivery and performance of this Agreement and the other agreements and documents to which PSS or PSS Sub is a party as contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by PSS and PSS

Sub, as the case may be, and PSS and PSS Sub shall have full power and authority to enter into and deliver such agreements and to consummate transactions contemplated hereby and thereby, as applicable.

          (b) Representations and Warranties. The representations and warranties
              ------------------------------
of PSS and PSS Sub contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and PSS and PSS Sub shall have performed and complied with all covenants and agreements required to be performed or complied with on or prior to the Closing Date.

          (c) Registration Rights Agreement. PSS shall PSS shall have duly
              -----------------------------
executed and delivered to Sellers the Registration Rights Agreement, in substantially the form of Exhibit F (the "Registration Rights Agreement").

          (d) Employment Agreements. C-Care have duly executed and delivered the
              ---------------------
Weinroth Employment Agreement, the Mackiewicz Employment Agreement, the Slipakoff Employment Agreement and the Diluca Employment Agreement, in substantially the form of Exhibits C-1, C-2, C-3 and C-4, respectively.

          (e) Certificate. Sellers shall have received certificate of the
              -----------
President or a Vice President of PSS and PSS Sub confirming the matters set forth in Section 4.2(b) in form and substance reasonably satisfactory to Sellers.

          (f) Opinion of Counsel. Sellers shall have received the opinion dated
              ------------------
the Closing Date of Howard, Darby & Levin, counsel to PSS and PSS Sub, in substantially the form of Exhibit G.

          (g) MARS Purchase Price. Sellers shall have received, pursuant to
              -------------------
Section 1.2, the MARS Purchase Price.

          (h) Other Documents. Sellers shall have received such other documents,
              ---------------
certificates or instruments as it may reasonably request.

                                 ARTICLE V{tc "500"}

                                 INDEMNITY
                                 ---------

          SECTION 5.1. Indemnification. (a) Sellers severally, but not jointly,
                       ---------------
in proportion to the portion of the MARS Purchase Price paid or to be paid to them, indemnify and hold harmless PSS, PSS Sub and their respective affiliates, directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses (collectively, "Losses") incurred or suffered by any such person arising from, by reason of or in connection with:

               (i) any misrepresentation or breach of any representation, warranty or agreement of Sellers as a group contained in this Agreement or in any certificate or other document delivered on behalf of any MARS Company by any Seller hereunder;

               (ii) the conduct of the business or other operations of any MARS Company before or on the Closing Date or any condition existing relating to product or environmental liability prior to the Closing Date;

               (iii) the failure of Sellers as a group to comply with any federal, state or local tax laws applicable to the transactions contemplated by this Agreement; and

               (iv) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (i) through (iii) of this Section 5.1(a).

          (b) Each Seller individually indemnifies and holds harmless PSS, PSS Sub and their respective affiliates, directors, officers, employees and other agents and representatives from and against Losses incurred or suffered by any such person arising from, by reason of or in connection with:

               (i) any misrepresentation or breach of any representation, warranty or agreement of such Seller contained in this Agreement or in any certificate or other document delivered by such Seller hereunder;

               (ii) the non-fulfillment by such Seller of any agreement made by such Seller in this Agreement;

               (iii) the failure of such Seller to comply with any federal, state or local tax laws applicable to the transactions contemplated by this Agreement; and

               (iv) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (i) through (iii) of this Section 5.1(b).

          (c) PSS and PSS Sub jointly and severally indemnify and hold harmless Sellers, and their respective agents and representatives, from and against any and all Losses incurred or suffered by any such person arising from, by reason of or in connection with:

               (i) any misrepresentation or breach of any representation, warranty or agreement of PSS or PSS Sub contained in this Agreement or in any certificate or other document delivered by PSS or PSS Sub hereunder;

               (ii) to the extent that any such Loss is incurred or suffered by such Seller solely in such Seller's capacity as a former stockholder of one of the MARS Companies, the conduct of the business or other operations of any MARS Company after the Closing Date or any condition arising after the Closing Date relating to product or environmental liability;

               (iii) the non-fulfillment by PSS or PSS Sub of any agreement made by it in this Agreement; and

               (iv) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses (i) and (iii) of this Section 5.1(c).

          (d) In case any claim or litigation which might give rise to any obligation of a party under the indemnity and reimbursement provisions of this Agreement (each an "Indemnifying Party") shall come to the attention of the party seeking indemnification hereunder (the "Indemnified Party"), the Indemnified Party shall notify in writing promptly the Indemnifying Party of the existence and amount thereof. Failure to give such notice shall not prejudice the rights of the Indemnified Party, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure. The Indemnifying Party shall be entitled to participate in and, if (i) in the judgment of the Indemnified Party such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party.

          (e) PSS and PSS Sub may, and may direct the MARS Companies to, set off against any amounts due to any Seller (including amounts due such Seller under any employment agreement with such Seller), the amount of any indemnity to which PSS or PSS Sub becomes entitled under this Agreement; provided that PSS or PSS Sub may exercise this right of setoff only following an adjudication as to the liability of Sellers. The obligations of a Seller under this Section 5.1 for any claim to indemnity shall be reduced by the amount (if any) that PSS or PSS Sub so sets off for such claim.

          (f) No indemnity shall be payable under subparagraph (a)(iii) or
(b)(iii) of this Section 5.1 with respect to Losses that are indemnifiable under
Section 3.10.

          SECTION 5.2. Limitations.  (a)  The indemnification and reimbursement
                       -----------
obligations (other than for claims relating to or arising out of Section 2.1(b), 2.1(r), 2.1(u), 2.2(b), 3.1, 3.6, 3.7, 3.10, 3.11, 5.1(a)(iii) or 5.1(b)(iii))
hereunder shall expire on the third anniversary of the Closing Date (the "Expiration Date"), except as to any claims for, or any claims that may result in, any liability, judgment, claim, settlement, loss, damage, fee, lien, tax, penalty, obligation or expense for which indemnity may be sought hereunder of which the Indemnifying Party has received written notice from the Indemnified Party on or before the Expiration Date. The total indemnification and reimbursement obligations (other than for claims relating to or arising out of Section 2.1(b), 2.1(r), 2.1(u), 2.2(b), 3.1, 3.6, 3.7, 3.10, 5.1(a)(iii) or
5.1(b)(iii)) of the Sellers to PSS and PSS Sub pursuant to this Article V shall not exceed, in the aggregate, $7,000,000. The total indemnification and reimbursement obligations (other than for claims relating to or arising out of Section 3.1, 3.6, 3.10 or 3.11) of PSS and PSS Sub to Sellers pursuant to this
Article V shall not exceed, in the aggregate, $7,000,000.

          (b) Sellers shall only be liable for Losses pursuant to Section 5.1(a) or (b) if such Losses exceed, in the aggregate, $150,000 in which case Sellers shall be liable, subject to paragraph (a) of this Section 5.2, for any and all Losses pursuant to Section 5.1(a) or (b). PSS and PSS Sub shall only be liable for Losses pursuant to Section 5.1(c) if such Losses exceed, in the aggregate, $150,000 in which case PSS and PSS Sub shall be liable, subject to paragraph (a) of this Section 5.2, for any and all Losses pursuant to Section 5.1(b).

          SECTION 5.3. Exclusive Remedies.  After the Closing, the remedies
                       ------------------
contained in this Article V shall be the exclusive remedies available to any party under this Agreement, except in connection with allegations of fraud; provided that the foregoing shall not limit the parties' respective rights to seek specific performance or other injunctive relief pursuant to the express provisions of this Agreement.

                                   ARTICLE VI

                                 Miscellaneous
                                 -------------

          SECTION 6.1. Entire Agreement.  This Agreement and the schedules and
                       ----------------
exhibits hereto contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the parties.

          SECTION 6.2. Termination.  (a)  This Agreement shall terminate on the
                       -----------
earlier to occur of any of the following events:

           (i) the mutual written agreement of PSS and Sellers;

           (ii) by written notice of PSS or a designated representative of Sellers to the other parties hereto, if the Closing shall not have occurred prior to the close of business on December 31, 1996;

           (iii) by written notice of PSS to Sellers, if any Seller shall have materially breached any of its representations, warranties or agreements contained herein; or

           (iv) by written notice of any Seller to PSS, if either PSS or PSS Sub shall have materially breached any of its representations, warranties or agreements contained herein.

          (b) Nothing in this Section shall relieve any party of any liability for a breach of this Agreement prior to the termination hereof. Except as aforesaid, upon the termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate, except their obligations under Sections 3.1, 3.6(a) and 3.9 and Article V.

          SECTION 6.3. Descriptive Headings; Certain Interpretations.  (a)
                       ---------------------------------------------
Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          (b) Whenever any party makes any representation, warranty or other statement to such party's knowledge, such party will be deemed to have made due inquiry into the subject matter of such representation, warranty or other statement. Whenever a representation, warranty or other statement is made to the knowledge of the Sellers, it shall mean the knowledge (as defined in the immediately preceding sentence) of any Seller.

          (c) Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) "or" and "any" are not exclusive and "include" and "including" are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a person includes its permitted successors and assigns; (vi) a reference to generally accepted accounting principles refers to United States generally accepted accounting principles; and (vii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the Article, Section, Exhibit or Schedule of this Agreement.

          SECTION 6.4. Notices.  All notices, requests and other communications
                       -------
to any party hereunder shall be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to PSS or PSS Sub, to:

                       Physician Support Systems, Inc.
                       Route 230 and Eby-Chiques Road
                       P.O. Box 36
                       Mt. Joy, Pennsylvania 17552
                       Telecopy:    717-653-0567
                       Attention:   Peter D. Cooper
                                    David S. Geller
                                    Hamilton F. Potter III

with a copy to:

                       Howard, Darby & Levin
                       1330 Avenue of the Americas
                       New York, New York 10019
                       Telecopy:   212-841-1010
                       Attention:  Scott F. Smith, Esq.

If to Sellers to the address or telecopy number of Sellers set forth on the signature pages of this Agreement, with a copy to:

          Ballard Spahr Andrews & Ingersoll
          1735 Market Street, 51st Floor
          Philadelphia, Pennsylvania  19103
          Telecopy:   215-864-8999
          Attention:  Richard J. Braemer, Esq.

or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication shall be effective when received or, if given by mail, when delivered at the address specified in this Section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

          SECTION 6.5. Counterparts.  This Agreement may be executed in any
                       ------------
number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          SECTION 6.6. Survival.  Except as set forth in 5.2, all
                       --------
representations and warranties, agreements and covenants contained herein or in any document delivered pursuant hereto or in connection herewith (unless otherwise expressly provided herein or therein) shall survive the Closing and shall remain in full force and effect until the Expiration Date; provided that the representations and warranties in Section 2.1(b), (r), and (u) and Section 2.2(b) and the agreements in Sections 3.1, 3.3, 3.6, 3.7, 3.10 and 3.11 and
Article V shall not expire on the Expiration Date and shall survive, as set forth therein, or, if not set forth therein, shall survive forever or until the expiration of the applicable statute of limitations, if earlier.

          SECTION 6.7. Benefits of Agreement.  All of the terms and provisions
                       ---------------------
of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party.

          SECTION 6.8. Amendments and Waivers.  No modification, amendment or
                       ----------------------
waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by the parties hereto. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

          SECTION 6.9. Assignment.  This Agreement and the rights and
                       ----------
obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other parties hereto. Any instrument purporting to make such assignment shall be void.

          SECTION 6.10.  Enforceability.  It is the desire and intent of the
                         --------------
parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

          SECTION 6.11.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND
                         -------------
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.


PHYSICIAN SUPPORT SYSTEMS, INC.        PSS C-CARE, INC.


     /s/ Hamilton F. Potter III             /s/ Hamilton F. Potter III
By:________________________________    By:_____________________________
Name:  Hamilton F. Potter III          Name:  Hamilton F. Potter III
Title: Executive Vice President        Title: Treasurer and Assistant Secretary

SELLERS:


   /s/ George J. Weinroth                   /s/ Herman Mattleman
__________________________________     _______________________________
       George J. Weinroth                      Herman Mattleman

Address:  15 Reisling Court            Address:  One Independence Place
          Marlton, NJ 08053                      241 South 6th Street - Apt 2401
Telecopy: 609-963-9392                           Philadelphia, PA 19106
                                       Telecopy: 609-963-9392


     /s/ James Greenberg                    /s/ Stanley Slipakoff
__________________________________     _______________________________
       James Greenberg                        Stanley Slipakoff

Address:  38 Dublin Lane               Address:  216 Brentwood Road
          Cherry Hill, NJ 08003                  Havertown, PA 19083
Telecopy: 609-963-9392                 Telecopy: 609-963-9392



     /s/ Anthony J. Mackiewicz              /s/ Dennis Gaspari
__________________________________     _______________________________
      Anthony J. Mackiewicz                     Dennis Gaspari

Address:  715 Washington Avenue        Address:  905 Easthampton Drive
          Palmyra, NJ 08065                      Richwood, NJ 08074
Telecopy: 609-963-9392                 Telecopy: 609-963-9392



      /s/ Anthony Diluca                    /s/ John C. Miller III
__________________________________     _______________________________
       Anthony Diluca                         John C. Miller III

Address:  2617 Bala Lane               Address:  132 Forrest Hills Drive
          Ardmore, PA 19003                      Voorhees, NJ 08043
Telecopy: 609-963-9392                 Telecopy: 609-963-9392